Exhibit 99.1

( BW)(MA-BEACON-ROOFING)(BECN) Sales and Earnings Per Share Increase 64% and 36% in the Third Quarter of 2006; Year-to-Date Sales Surpass $1 Billion

Business Editors

PEABODY, Mass.—(BUSINESS WIRE)—Aug. 9, 2006—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (the “Company”) announced today record performance for its fiscal 2006 third-quarter and year-to-date periods ended June 30, 2006.

Third Quarter

Sales increased 63.9% to a record $407.1 million in the third quarter of fiscal 2006 from $248.5 million in the third quarter of fiscal 2005. This increase reflects the sales from the companies acquired since last year’s third quarter and internal growth of 5.4%.  Strong sales of residential roofing and moderate growth in complementary building products more than offset a slight decline in non-residential roofing sales. Our acquired companies, including Shelter Distribution (“Shelter”), acquired in mid-October 2005, performed above our expectations. The Company also opened six new branches since last year’s third quarter.

Gross profit increased 68.0% to $100.3 million in 2006 from $59.7 million in 2005. Gross margin increased to 24.6% from 24.0%, boosted by a 25.0% gross margin from our existing markets, up from 24.2% in last year’s third quarter, and a 24.1% gross margin in our acquired markets. Existing markets exclude branches acquired in the four quarters prior to the start of the reporting period. The existing market gross margin benefited from a product mix shift towards more residential roofing products, which generally have higher gross margins inclusive of their regular and seasonal vendor buying programs, and an increase in vendor rebates as a percentage of sales during 2006 resulting mainly from increased buying power from our growth.

Operating expenses increased $28.3 million, or 71.6%, in 2006 compared to 2005, reflecting an increase of $28.9 million from the acquired companies and a decrease of $0.6 million, or 1.6%, in existing markets. The existing market expense decline was due, in part, to lower bad debt expense, insurance costs and professional fees, partially offset by higher payroll costs and other expenses associated with the sales volume increase. Stock option expense also increased $0.7 million in 2006 from 2005.

As a percentage of net sales, overall operating expenses increased to 16.6% in 2006 from 15.9% in 2005, primarily due to the higher operating expense rate of our acquired companies, partially offset by the leveraging of fixed costs over the higher sales volume. The operating expense rate in existing markets declined to 14.9% from 16.0% as a result of the expense reductions mentioned above and the leveraging of fixed costs over the higher sales volume.

Operating income increased 60.5% to a record $32.5 million in 2006 from $20.2 million in 2005. As a percentage of net sales, operating income declined slightly to 8.0% from 8.1%, reflecting the higher overall operating expense rate, partially offset by the improved gross margin. Existing market operating margin rose to 10.1% from 8.2% due to the higher gross margin and lower operating expense rate in our existing markets discussed above.

Interest expense increased $3.3 million to $4.8 million in 2006, due primarily to higher borrowings utilized to finance our acquisitions and higher interest rates. Income tax expense was $10.6 million in 2006, an effective tax rate of 38.3%, compared to $7.4 million in 2005, an effective rate of 39.6%. The reduction in our third quarter tax rate this year and the lower effective rate for 2005 compared to the year-to-date 2005 rate were due to reversals of previously accrued income taxes of $0.6 and $0.4 million in 2006 and 2005, respectively. We expect our fiscal 2006 fourth-quarter effective income tax rate to return to 40.5%.

The Company achieved record third-quarter net income of $17.1 million in 2006 compared to net income of $11.3 million in 2005, an increase of 50.5%.

Diluted net income per share for the third quarter was $0.38 in 2006 compared to $0.28 per share in 2005, a 35.7% increase.

Year-to-Date

Year-to-date (nine-month) sales increased 72.5% to a record $1.07 billion in 2006 from $619.8 million in 2005, reflecting the sales from the companies acquired since last year’s third quarter and internal growth of 13.0%, with strong sales of residential roofing and complementary building products and moderate growth of non-residential roofing sales. The Company also opened six new branches since last year’s third quarter.

Gross profit increased 72.9% to $261.8 million in 2006 from $151.4 million in 2005. Gross margin increased to 24.5% from 24.4% due to a higher existing market gross margin, partially offset by a greater influence from our acquired market gross margin that is lower than our existing market gross margin. Our gross margin in existing markets improved to 25.6% from 25.4% in 2005, mostly due to the factors mentioned above for the quarter.

Operating expenses increased $82.8 million, or 76.4%, in 2006 compared to 2005, reflecting an increase of $78.7 million from our acquired companies and $4.1 million, or an increase of 4.1%, in existing markets. The existing market increase was primarily due to higher payroll costs and other expenses associated with the sales volume increase. Stock option expense also increased $1.6 million in 2006 from 2005.

As a percentage of net sales, overall operating expenses increased to 17.9% from 17.5%, due primarily to the higher operating expense rate of our acquired companies, partially offset by the leveraging of fixed costs over the higher sales volume. The operating expense rate in existing markets declined to 16.5% from 18.0%, mostly as a result of the leveraging of fixed costs over the higher sales volume and certain expense reductions.

Operating income increased 63.9% to a record $70.5 million in 2006 from $43.0 million in 2005. As a percentage of net sales, operating income declined to 6.6% from 6.9%, reflecting a higher overall expense rate from the acquired companies, mostly at Shelter. Existing market operating margin rose to 9.1% from 7.4%, due to the higher gross margin and lower operating expense rate discussed above.

Interest expense increased $9.7 million to $13.2 million in 2006, due principally to higher borrowings and higher interest rates. Income tax expense was $22.7 million in 2006 compared to $16.1 million in 2005. For year-to-date 2006, our effective income tax rate was approximately 39.5%, compared to 41.7% for year-to-date 2005, both of which were impacted by the reversals of tax accruals mentioned above for the quarter.

The Company achieved record nine-month net income of $34.7 million in 2006 compared to net income of $22.5 million in 2005, an increase of 54.5%. Net income in 2005 included a $0.9 million charge for the early of retirement of debt.

Year-to-date diluted net income per share was $0.79 in 2006 compared to $0.55 per share in 2005, an increase of 43.6%.

Cash flow from operations was $65.8 million in the year-to-date period of 2006 compared to $9.3 million in 2005. The Company used a portion of its 2006 cash from operations to increase inventories by $35.4 million, exclusive of the effects of businesses acquired, in anticipation of a continued strong sales growth rate.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “Our third-quarter performance continued a streak of record quarterly results and our operating profit and net profit exceeded our expectations. We were especially pleased with Shelter’s results for the quarter, which exceeded both our sales and profit expectations.  Due in part to the mild winter during our second quarter and substantial rainfall during the third quarter, sales growth was weakest along the East Coast, especially in New England. Of our product groups, non-residential roofing sales were the weakest in these areas. In addition, we were up against a non-residential sales increase of 34% last year. On the other hand, a portion of our acquired markets continued to benefit from the Gulf Coast rebuilding.  I am encouraged by the improvements in our gross margins as we continue our rapid growth and our continued expense controls under challenging circumstances. We will be working to bring the acquired companies’ expense rates more in line with our existing markets, which continued to improve their profitability.”

Beacon Roofing Supply will be holding its investor conference call today, August 9, 2006, at 11:00 a.m. Eastern Time. The dial-in-number is 866-383-8003(participant passcode 52651985). Please call five to ten minutes prior to the scheduled start time to assure timely access to the call.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 148 branches in 30 states and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2006	% of Sales	June 30, 2005	% of Sales
Net sales	$407,102	100.0%	$248,451	100.0%
Cost of products sold	306,794	75.4%	188,738	76.0%

Gross profit	100,308	24.6%	59,713	24.0%
Operating expenses (include stock-based compensation expense of $833 and $175 for the three months ended in 2006 and 2005, respectively)	67,829	16.6%	39,482	15.9%

Income from operations	32,479	8.0%	20,231	8.1%
Interest expense	4,845	1.2%	1,459	0.6%

Income before income taxes	27,634	6.8%	18,772	7.5%
Income taxes	10,580	2.6%	7,443	2.9%

Net income	$17,054	4.2%	$11,329	4.6%

Net income per share:
Basic	$0.39		$0.28

Diluted	$0.38		$0.28

Weighted average shares used in computing net income per share:
Basic	43,799,489		39,784,937

Diluted	45,003,474		41,176,503

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Nine Months Ended
(Dollars in thousands, except per share data)	June 30, 2006	% of Sales	June 30, 2005	% of Sales
Net sales	$1,069,384	100.0%	$619,757	100.0%
Cost of products sold	807,609	75.5%	468,328	75.6%

Gross profit	261,775	24.5%	151,429	24.4%
Operating expenses (include stock-based compensation expense of $2,166 and $520 for the nine months ended in 2006 and 2005, respectively)	191,228	17.9%	108,389	17.5%

Income from operations	70,547	6.6%	43,040	6.9%
Interest expense	13,157	1.2%	3,535	0.6%
Loss on early retirement of debt	—	—	915	0.1%

Income before income taxes	57,390	5.4%	38,590	6.2%
Income taxes	22,651	2.2%	16,099	2.6%

Net income	$34,739	3.2%	$22,491	3.6%

Net income per share:
Basic	$0.82		$0.57

Diluted	$0.79		$0.55

Weighted average shares used in computing net income per share:
Basic	42,598,829		39,631,596

Diluted	43,900,509		41,047,854

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)
	June 30,	June 30,	September 24,
(Dollars in thousands)	2006	2005	2005

Assets
Current assets:
Cash	$1,129	$3,224	$—
Accounts receivable, net	189,791	122,412	123,345
Inventories	181,484	99,852	82,423
Prepaid expenses and other assets	39,034	20,893	22,656
Deferred income taxes	11,324	3,226	4,339

Total current assets	422,762	249,607	232,763

Property and equipment, net	57,950	30,924	31,767
Goodwill, net	270,034	107,631	108,553
Other assets, net	58,735	13,881	13,904

Total assets	$809,481	$402,043	$386,987

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$—	$6,107
Borrowings under revolving lines of credit	—	66,912	—
Accounts payable	154,177	92,147	70,158
Accrued expenses	78,676	39,204	29,146
Current portions of long-term debt and capital lease obligations	28,271	6,341	6,348

Total current liabilities	261,124	204,604	111,759

Borrowings under revolving lines of credit	199,288	—	63,769
Senior notes payable and other obligations, net of current portion	46,511	20,156	20,156
Deferred income taxes	20,661	9,182	10,890
Long-term obligations under capital leases and other, net of current portion	6,715	1,782	1,668

Stockholders’ equity:
Common stock	441	268	269
Additional paid-in capital	201,993	141,512	142,173
Deferred compensation	—	(172)	—
Treasury stock	—	(515)	(515)
Retained earnings	66,789	21,624	32,050
Accumulated other comprehensive income	5,959	3,602	4,768

Total stockholders’ equity	275,182	166,319	178,745

Total liabilities and stockholders’ equity	$809,481	$402,043	$386,987

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Cash Flows (Unaudited)

	Nine Months Ended June 30,
(Dollars In thousands)	2006	2005

Operating activities:
Net income	$34,739	$22,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,143	6,354
Stock-based compensation	2,166	520
Loss on early retirement of debt	—	915
Unrealized gain on interest rate collar	(709)	—
Deferred income taxes	92	381
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(4,481)	(17,299)
Inventories	(35,359)	(22,767)
Prepaid expenses and other assets	293	(64)
Accounts payable and accrued expenses	51,871	18,772

Net cash provided by operating activities	65,755	9,303

Investing activities:
Purchases of property and equipment, net of sales proceeds	(11,152)	(6,974)
Acquisition of businesses, net of cash acquired	(285,701)	(36,880)

Net cash used in investing activities	(296,853)	(43,854)

Financing activities:
Borrowings under revolving lines of credit	135,305	22,114
Borrowings (repayments) under senior notes payable, and other	47,080	(2,737)
Repurchase of warrants	—	(34,335)
Repayments of junior subordinated notes	—	(17,986)
Repayments of subordinated notes payable to related parties	—	(29,442)
Proceeds from exercises of options	1,500	—
Net proceeds from sale of common stock	51,576	104,212
Income tax benefit from stock-based compensation deductions in excess of recognized compensation cost	5,264	—
Deferred financing costs	(2,228)	(342)

Net cash provided by financing activities	238,497	41,484

Effect of exchange rate changes on cash	(163)	(15)

Net increase in cash	7,236	6,918
Cash overdraft at beginning of year	(6,107)	(3,694)

Cash at end of period	$1,129	$3,224

Non-cash transactions:
Capital lease additions	$4,951	$1,228

BEACON ROOFING SUPPLY, INC

Consolidated Sales by Product Line

For the Three Months Ended:

	June 30,		June 30,
	2006		2005
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Growth
Residential roofing products	$201.0	49.3%	$101.9	41.0%	$99.1	97.3%
Non-residential roofing products	118.3	29.1%	89.8	36.1%	28.5	31.7%
Complementary building products	87.8	21.6%	56.8	22.9%	31.0	54.6%

	$407.1	100.0%	$248.5	100.0%	$158.6	63.8%

Consolidated Sales by Product Line for Existing Markets(a)

For the Three Months Ended:

	June 30,		June 30,
	2006		2005
	Net	Mix	Net	Mix
(dollars in millions)	Sales	%	Sales	%	Growth
Residential roofing products	$112.6	43.6%	$100.7	41.2%	$11.9	11.8%
Non-residential roofing products	86.1	33.4%	87.4	35.7%	(1.3)	-1.5%
Complementary building products	59.3	23.0%	56.6	23.1%	2.7	4.8%

	$258.0	100.0%	$244.7	100.0%	$13.3	5.4%

(a) Excludes branches from markets acquired since the beginning of the third quarter of fiscal 2005.

Consolidated Sales by Product Line

For the Nine Months Ended:

	June 30,		June 30,
	2006		2005
	Net	Mix	Net	Mix
(dollars in millions)	Sales	%	Sales	%	Growth
Residential roofing products	$516.9	48.4%	$253.7	40.9%	$263.2	103.7%
Non-residential roofing products	316.8	29.6%	218.9	35.3%	97.9	44.7%
Complementary building products	235.7	22.0%	147.2	23.8%	88.5	60.1%

	$1,069.4	100.0%	$619.8	100.0%	$449.6	72.5%

Consolidated Sales by Product Line for Existing Markets(b)

For the Nine Months Ended:

	June 30,		June 30,
	2006		2005
	Net	Mix	Net	Mix
(dollars in millions)	Sales	%	Sales	%	Growth
Residential roofing products	$258.4	41.1%	$219.0	39.4%	$39.4	18.0%
Non-residential roofing products	222.3	35.4%	204.4	36.8%	17.9	8.8%
Complementary building products	147.4	23.5%	132.3	23.8%	15.1	11.4%

	$628.1	100.0%	$555.7	100.0%	$72.4	13.0%

(b) Excludes branches from markets acquired during fiscal 2006 and 2005.